Exhibit 99.1

FOR RELEASE: Monday, September 29, 2014

Berkeley Heights, NJ

September 29, 2014

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2014 FOURTH QUARTER AND FULL YEAR RESULTS

Healthcare Reform and Increasing Demand for Information Technology Solutions Driving Addressable Market Expansion, Pipeline Growth

Full-Year Operating and Net Losses Narrow, Demonstrating Operating Leverage

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month and 12-month periods ended June 30, 2014.

Business Highlights for the Fourth Quarter and Fiscal Year include:

•	Awarded U.S. General Services Administration (GSA) Information Technology Equipment Schedule 70 Contract for Inscrybe® Hospital Discharge and Referral and Order Management products which significantly increases the addressable market for Authentidate’s solutions.

•	Awarded contracts for Telehealth and Hospital Discharge solutions by Yankee Alliance, a leading healthcare group purchasing organization, expanding the opportunities for marketing solutions to Alliance members.

•	Extended Department of Veterans Affairs (VA) Telehealth Contract for delivery of Home Telehealth Devices and Services.

•	Increased revenues approximately 15% for the year and improved operating margins and reduced operating and net losses for the year.

•	Rated One of the Top 10 Telehealth Vendors Worldwide in IHS World Market for Telehealth 2014 Edition study.

•	Added a number of new commercial market customers during the year for Authentidate’s Telehealth and Referral and Order Management products and services.

Following the end of the quarter, the company announced the completion of a registered direct offering of the company’s common stock and warrants for net proceeds of approximately $2.13 million.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “This was a year of progress for Authentidate, including top-line growth, an improvement in operating results and the expansion of our sales channels. Although the pace of our revenue growth for the latter part of fiscal 2014 was below our expectations, we made solid progress with our business in a number of areas, and we believe the size of the addressable market for our products and services has increased significantly as we move into fiscal 2015 and beyond. As previously reported, the VA has continued to expand the size and scope of their telehealth program to cover significantly more patients and we believe that we are well positioned to serve these growing needs with our telehealth solutions. Additionally, the Centers for Medicare and Medicaid Services (CMS) plans to expand reimbursements for telehealth products and services beginning in January 2015 which we believe will further accelerate the commercial market opportunity for these solutions. We are also seeing increasing interest from commercial organizations in all of our products and services and we have a solid pipeline of opportunities. Demand is continuing to build for integrated healthcare technology solutions such as ours as healthcare providers address pressures to reduce costs, improve and streamline processes and shift towards more preventative care. These are all positive developments for our business moving forward and we believe demand for our products and services will continue to increase as regulatory reforms and industry trends take hold.”

Mr. Benjamin continued, “As we move into fiscal 2015, we are focused primarily on growing sales of our telehealth products and services to the VA and commercial market customers, increasing the use of our referral and order management services by our existing customers, growing our customer base for our hospital discharge and referral and order management solutions, diversifying our revenue base and achieving long-term growth and profitability. We believe that recent business developments with government and commercial market customers validates that we are on the right track and that we have the right products and services to meet emerging healthcare market needs for innovative technology solutions for many years to come. The operating leverage inherent in our business model, which benefits from a relatively fixed cost base, will allow us to scale quickly, deliver on new contracts to increase revenues and continue to improve operating margins and results. We are encouraged by the opportunities that lie before us and confident in our ability to design and deliver solutions to meet customer and market needs.”

Fourth Quarter Financial Results

Revenues for the quarter ended June 30, 2014 decreased approximately 26% to $1.1 million compared to $1.4 million for the prior year period. The decrease in revenues for the quarter is due primarily to lower revenues from sales of telehealth products and lower transaction volumes for our hosted software services. Revenues for the fourth quarter decreased approximately 12% compared to the third quarter of fiscal 2014 due primarily to lower revenues from sales of telehealth products.

Operating loss for the quarter ended June 30, 2014 was $2.1 million compared to $1.6 million for the prior year period. This increase is due primarily to lower revenues and higher stock compensation, selling, consulting and product development expenses. Net loss for the quarter was $2.1 million, or $0.06 per share, compared to $3.4 million, or $0.12 per share, for the prior year period. The decrease in net loss for the quarter is due to the decrease in the non-cash amortization of debt discount.

Full Year Financial Results

Revenues for the year ended June 30, 2014 increased approximately 15% to $5.6 million compared to $4.8 million for the prior year period. The increase in revenues for the period reflects an increase in revenues from our telehealth products and services which offset lower revenues from our hosted software services due primarily to lower transaction volumes.

Operating loss for the year ended June 30, 2014 was $7.1 million compared to $7.4 million for the prior year period. This decrease is due primarily to the increase in revenues, an improvement in gross margin for the period, lower legal and investor relations expenses and state payroll tax credits that were partially offset by higher stock compensation, selling and consulting expenses. Net loss for the year was $7.1 million, or $0.26 per share, compared to $11.3 million, or $0.45 per share, for the prior year period. The decrease in net loss for the period is due primarily to the improvement in operating results discussed above and the decrease in the non-cash amortization of debt discount.

Balance Sheet

As of June 30, 2014 cash, cash equivalents and marketable securities were approximately $1.3 million and the company had working capital of approximately $2.4 million.

Conference Call Details

Management will host a conference call on Monday, September 29, 2014, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 407-8293 and the dial in number for international callers is (201) 689-8349. Or, participants may access a live webcast of the conference call by clicking the link listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events

A dial-in replay of the call will be available through October 6, 2014. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 13590165. A link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events & Presentations page at http://www.authentidate.com/investors/investor-events

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Financial Tables Follow -

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
(in thousands, except per share data)	2014	2013

Assets
Current assets
Cash and cash equivalents	$1,084	$3,505
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	508	566
Inventory	2,937	3,959
Prepaid expenses and other current assets	259	688

Total current assets	5,254	9,184
Property and equipment, net	448	733
Other assets
Licenses, net	1,933	2,082
Other assets	593	1,194

Total assets	$8,228	$13,193

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$2,806	$3,459
Senior secured notes, net of unamortized discount	—	724
Deferred revenue	78	150

Total current liabilities	2,884	4,333
Long-term deferred revenue	126	184

Total liabilities	3,010	4,517

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on June 30, 2014 and 2013, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 38,511 and 35,339 shares issued and outstanding on June 30, 2014 and 2013, respectively	39	35
Additional paid-in capital	201,492	197,409
Accumulated deficit	(196,382)	(188,837)

Total shareholders’ equity	5,218	8,676

Total liabilities and shareholders’ equity	$8,228	$13,193

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(in thousands, except per share data)	2014	2013	2014	2013

Revenues
Hosted software services	$519	$656	$2,239	$2,706
Telehealth products and services	551	789	3,317	2,121

Total revenues	1,070	1,445	5,556	4,827
Operating expenses
Cost of revenues	687	933	3,759	3,454
Selling, general and administrative	1,969	1,676	7,040	6,816
Product development	328	251	1,108	1,085
Depreciation and amortization	197	222	766	843

Total operating expenses	3,181	3,082	12,673	12,198

Operating loss	(2,111)	(1,637)	(7,117)	(7,371)
Other expense, net	—	(1,794)	(26)	(3,978)

Net loss	$(2,111)	$(3,431)	$(7,143)	$(11,349)

Basic and diluted loss per common share	$(0.06)	$(0.12)	$(0.26)	$(0.45)

Comprehensive operations
Net loss	$(2,111)	$(3,431)	$(7,143)	$(11,349)

Comprehensive loss	$(2,111)	$(3,431)	$(7,143)	$(11,349)

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